TRIMERIS, INC.

Moderator: Steven Skolsky

October 20, 2005

3:30 pm CT

Operator: Good afternoon ladies and gentlemen and welcome to Trimeris' Third Quarter 2005 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period.

If you would like to ask a question during that time, simply press star then the number one on your telephone keypad. If anyone should require assistance at any time during this conference, please press star then zero and an operator will assist you.

As a reminder ladies and gentlemen, this conference call is being recorded today October 20, 2005. This conference call may contain projections, estimates, and other forward looking statements that involve a number of risks and uncertainties including those discussed in Trimeris filings with the Securities and Exchange Commission.

Among those factors that could cause actual results to differ materially are the following: there is uncertainty regarding the successful success of our research and development activities, regulatory authorizations, and product commercialization. The results of our previous clinical trials are not necessarily indicative of future clinical trials.

Our drug candidates are based upon novel technology are difficult and expensive to manufacture, and may cause unexpected side effects. For a complete description of these risks, see Trimeris Form 10-K filed with the Securities and Exchange Commission on March 11, 2005 and the company's periodic reports filed with the SEC.

Actual manufacturing and commercialization results may differ from previous results and current projections. While the information presented during this call represents management's current judgment on the future direction of the company's business, such risk and uncertainties could cause actual operating results to differ materially from any future performance suggested herein.

Trimeris undertakes no obligation to update these forward looking statements to reflect events or circumstances arising after the date hereof. I would now turn the conference over to Mr. Steven Skolsky, Chief Executive Officer. Please go ahead.

Steven Skolsky: Thanks for being with us for our third quarter 2005 earnings conference call and joining me here on the call today are several members of the Trimeris senior management team.

First I'd like to summarize our third quarter and the very strong sales performance of FUZEON, our novel fusion inhibitor for the treatment of HIV/AIDS. FUZEON achieved double digit revenue growth in North America, our highest quarterly sequential gain this year.

Prescriptions were written at record setting levels through the third quarter and particularly noteworthy was the strength of demand during the summer months. Tipranavir and the other new drugs are continuing to create awareness for FUZEON and in combination with our product are contributing to a new standard of care - that is - maximal suppression of the HIV virus in treatment experienced patients.

We've created and are enhancing new support programs for patients while improving options for drug delivery. And as a result, we are seeing an evolving positive attitude toward the product profile. This has contributed to a growing acceptance of FUZEON.

We continue to invest in targeted R&D to capitalize on future opportunities by providing marketing support for FUZEON and developing the next generation of fusion inhibitors.

These four headline thoughts, double digit FUZEON sales growth, demonstrative efficacy in combination with new drugs, increased acceptance of the product by doctors and patients, and research and development efforts to support our continued success are what I will cover in greater detail during this call.

First, I'll briefly review our financial results. As we noted in our release today, the third quarter of 2005, we reported a loss of $3.3 million or a 15 cent loss per share compared with a loss of $8.3 million or a 38 cent loss per share in the same period last year. For the nine months ended September 30, 2005, we reported a net loss of $11.9 million compared to of $34.4 million in the same period last year.

These improved results were primarily driven by increased FUZEON sales and increased royalty revenue. We are particularly pleased to report that this also represents our second consecutive profitable quarter in the partnership with Roche.

Our cash position as of September 30, 2005 is approximately $40.1 million. This is consistent with our guidance of $12 to $18 million net cash earned for 2005. And we are reiterating our guidance for 2005 of a net loss of $8 to $13 million with the sales of $100 to $120 million.

Turning now to our sales results, worldwide net sales of FUZEON were $48.9 million up about 43% from $34.2 million in the third quarter of 2004. Net sales in the U.S. and Canada were $28.4 million up approximately 35% from $21.1 million in the third quarter of 2004.

Sales of FUZEON outside of the U.S. and Canada were $20.5 million in the third quarter of 2005 up approximately 56% from $13.1 million in the third quarter of 2004. Worldwide net sales of FUZEON for the first nine months of 2005 were $145.3 million up approximately 52% from $95.4 million in the same period of 2004.

Net sales in North America during the first nine months of 2005 were $76.9 million up about 25% from $61.5 million in the first nine months of 2004. The first nine months of 2005 sales results for FUZEON outside of North American showed significant progress as sales increased to $68.4 million up over 100% from $33.9 million in the first nine months of 2004.

FUZEON adoption and use has been significant through the three quarters of this year and results remain in line with expectations for 2005. Compared to the second quarter of 2005, worldwide net sales of FUZEON were down approximately 9%. This decrease was solely driven by sales outside of North America.

North American sales performance was impressive with sales for the third quarter of $28.4 million up approximately 13% from $25.2 million in the second quarter of 2005. Sales of FUZEON in the rest of the world for the third quarter were $20.5 million down approximately 29% from $28.7 million in the second quarter of 2005.

And as we mentioned in our second quarter conference call, the Brazilian government made a bulk purchase of FUZEON of approximately $7 million during the quarter and no subsequent purchase was made in the third quarter. Excluding this purchase third quarter sales outside the U.S. and Canada saw a modest single digit decline reflecting expected seasonality.

On the commercial front, our team is focused on maximizing the opportunities to expand the use of FUZEON in clinical practice. The commercial strategy we have implemented this year continues to gain traction as evidenced by growth of FUZEON in the third quarter both in terms of sales and prescription trends.

Growth in North American sales was derived from progressive increases in new patient starting as well as patients continuing on therapy in the U.S. as reflected by IMS prescription trends. A clear upward trend was observed during the quarter with all time record new prescriptions written as measured on a quarterly, monthly, four week rolling average, or weekly basis.

This robust growth in prescriptions and resultant sales of FUZEON may be attributable to several factors. First, an evolution in the standard of care for patients with a growing consensus that immune stabilization is giving way to a focus on maximal suppression and undetectability as a realistic goal in the treatment experienced patient population.

Second, the availability and growing impact of new agents being partnered with FUZEON. And third, the growing impact of our sales and marketing programs and the role they are playing in both treatment initiation and in retention of patients.

Interest in the standard of care in clinical practice guidelines was brought to a new height at the International Aids Society or IAS meeting in June and by subsequent guidance from standard setting organizations.

Symposium lecturer, Dr. Michael Youle from the United Kingdom said in his IAS presentation, "Undetectable viral load should be the ultimate goal&" and that "FUZEON combined with the latest drugs now makes this much more achievable& We are seeing a consistent FUZEON effect with these new drugs and I believe these data must change the way we manage triple class experienced patients facing HIV resistance and failing to reach undetectable viral load."

Similarly Dr. William Powderly expressed in an Expert Viewpoint piece on strategies for using new anti-retroviral agents that, "In three class experienced patients, the use of the fusion inhibitor enfuvirtide with an active boosted PI with demonstrated activity against PI resistant virus should be the foundation of the new regiment."

This perspective now has been incorporated in the revised guidelines on the management of treatment experienced patients recently issued by the Department of Health and Human Services or DHHS. These guidelines now state that the goal of therapy for treatment experienced patients is maximal HIV RNA viral re-suppression.

To achieve this goal the guidelines also indicate that, "Patients who receive more active drugs (that is, an active ritonavir boosted PI and enfuvirtide or FUZEON) had a better and more prolonged virologic response than those with fewer active drugs in the regimen." Such clear, strong recommendations to HIV treating clinicians reflect the recognition of FUZEON in combination with active boosted protease inhibitors.

To the second point regarding the growth of FUZEON, the availability and the impact of new agents, the labeling of a new drug, tipranivir, now marketed as Aptivus, specifically highlights that the best possible outcomes with this agent are achieved when combined with FUZEON. This is a first in antiretroviral drug in history.

The impressive response seen when combining tipranivir with FUZEON was specifically alluded to in the DHHS guidelines noting that in the face of ongoing viral replication tipranivir's activity will be time limited unless the regimen contains another active drug such as the HIV entry inhibitor FUZEON. FUZEON is being used frequently in ongoing clinical trials of newly emerging agents in treatment experienced patients.

The FUZEON ASAP companion drug program provides rapid simultaneous access to our product for patients and their healthcare providers seeking to initiate therapy with an investigational agent. This program is also fully available for patients enrolling in the recently opened early access program for the protease inhibitor, TMC-114 from the sponsor Tibotec, Inc.

One new class of drugs known as chemokine receptor inhibitors or CCR5 antagonists is moving into Phase III clinical studies and FUZEON also is being incorporated into the optimized background regimen for many patients in these trials. You may recall from our last discussion that HIV virus can enter immune cells by two different portals, CCR5 or CXCR4.

Viruses that primarily use the CCR5 or R5 co-receptor are prevalent in the early stages of infection whereas those that use the CXCR4 or X4 co-receptor are more prevalent late in disease progression and may in fact be associated with increased pathogenicity. R5 inhibitors would be inactive against viruses that can exclusively use the X4 co-receptor whereas FUZEON's unique mechanism of action is equally effective against both populations regardless of co-receptor usage.

Therefore, there is abundant rationale to combine FUZEON with CCR5 inhibitors in treatment experienced patients. Furthermore recent impressive results seen when FUZEON is combined with boosted protease inhibitors suggest that adding a third active agent from a new class would create a highly potent and durable triple drug regimen.

Such a combination of FUZEON, the protease inhibitor, and an R5 inhibitor may provide the best opportunity to maximally suppress HIV in treatment experienced patients. All together these considerations highlight the central role of fusion inhibitors as a foundation of therapy and the opportunities that lie ahead with newly emerging agents to establish a standard of care heretofore not possible in treatment experienced patients.

Finally another important contributor to FUZEON sales growth is related to our efforts with the medical community and with patients to increase product acceptance, convenience, and persistency of use. Our efforts to improve the daily experience with FUZEON for patients are very important factors in our growth.

Injection as a route of administration can present some issues for our patients in terms of fear of needles or injection site reactions. And we are investigating two paths to ameliorate concerns associated with this mode of delivery. We've already filed an sNDA with the U.S. Food and Drug Administration to incorporate needle free, gas powered injection system, the Biojector 2000.

Data from our initial research showed the use of this device delivers plasma levels of FUZEON comparable to that of a standard syringe. Importantly we also found that when the needle-free system was compared to needle injection, there were significantly reduced injection site reactions. The product was perceived as easier to use and a majority of patients preferred to continue using this method of injection.

Patient preference and satisfaction favored the Biojector by more than two to one over standard syringes in the study. We're continuing our evaluation of the safety and efficacy of needle-free delivery and the encouraging results of this early research indicate that the Biojector can provide another option for patients to effectively and safely administer FUZEON.

Additionally, we have studied the use of a thin walled needle in administering FUZEON in a large clinical trial known as QUALITE. We found that the overall incidence of injection site reactions was low and that a majority of patients had either no or only minor injection site reactions at the end of the 12 week study period.

In addition, overall quality of life parameters were improved with FUZEON over the 12 week period observed. Patients reported that self-injection process was easy and did not interfere with their activities of daily living either most or all of the time.

Another example of our work with doctors and patients is the recently launched FUZEON Nursing Connections program. This is an active supplement to FUZEON training and patient follow up promoted through the Roche field sales force. Enrollment in the program continues to expand and we are seeing high levels of physician and patient satisfaction. About 80% of patients using the program are new to FUZEON and based on preliminary data we are seeing an improvement in persistency of patients with 86% of patients continuing on the therapy after 30 days.

This 30-day persistency measure represents a critical time period and an important marker for long-term persistency. Currently we have six full time and 35 flex time nurses in the program overseeing a nationwide network of nearly 350 nurses who have been trained by our team. We plan to further invest in this program in 2006 based upon our achievements against the rigorous set of performance standards. And we will use this resource to provide support for new delivery systems as they become available.

These efforts to improve administration of FUZEON are creating important opportunities for HIV patients and their health care providers. By helping patients overcome needle fear and by giving new options to patients experiencing injection issues, we are providing further rationale to consider FUZEON therapy.

In turn it enhances our products profile, addresses patient/physician objections, and increases the probability of being partnered with newer anti-retroviral agents. No on delivery system can meet all patient needs but by providing flexible delivery options, we can broaden patient access to FUZEON.

These three areas, emergence of a new standard of care, co-administration with new and emerging agents, and creating and maintaining a patient support network, form the basis for continued success with FUZEON's adoption and use. With that let me briefly turn to the fourth important element of our call today, our research and development efforts.

During our previous conference call, we reviewed the progress toward our next generation fusion inhibitor. During the first half of 2005 much effort was devoted to optimization of the peptide design. The outcome of which resulted in two candidates being elevated to lead status, these molecules possess enhanced potency on a milligram per milligram basis and demonstrate a more robust genetic barrier ingesting greater durability.

In animal studies these next generation peptides also provide significantly improved pharmacokinetic properties when compared to FUZEON. Over the past quarter we have shifted our attention to the evaluation of several formulation technologies that would allow for a once a week dosing. Further studies with these peptides will serve to confirm the most feasible approaches to achieve the combined goals of even more durable and potent fusion inhibitors that can be conveniently dosed much less frequently than current anti-retroviral drugs. We look forward to keeping you abreast of these developments as we approach the important milestone of declaring a clinical candidate.

In the future we will look forward to being able to update you on the following milestones:
    the status of our sNDA filing with the FDA for use of a needle free Biojector system with action expected in the fourth quarter of this year;
    additional data from trials involving FUZEON in combination with newer agents such as TMC-114, TMC-125, and CCR5 antagonists;
    the results of our current IIIB/4 studies and the status of new studies to be initiated in the latter part of this year to provide further market support for FUZEON;
    and declaring a next generation infusion inhibitor clinical candidate.

In summary the outstanding double digit sales growth we've reported is bolstered by some fundamental changes in the marketplace that are bringing about a new standard of care for patients. This development is placing FUZEON right at the cross roads of new drugs going into trials and the day to day concerns of physicians and patients.

We are providing to be a critical adjunct to the new drugs and our nursing and our other support programs are bearing fruit as more and more physicians and patients are incorporating FUZEON into their regimens. As we bring needle-free and other delivery systems into the process, we will have additional tools to encourage patients to stay on FUZEON. We believe we will contribute dramatically to their health and overall quality of life. We are pleased with the evolving acceptance of our product, the use in combination with new drugs, and the benefits we are seeing every day in the people who take FUZEON. Thank you for joining the call and we'll now take your questions.

Operator: Thank you sir. At this time I would like to remind everyone, in order to ask a question, simply press star followed by the number one on your telephone keypad. We'll pause just for a moment to compile the Q&A roster. Your first question comes from the line of Mike King with Rodman J & Renshaw.

Mike King: All right well I guess we got a third partner in there with Rodman J but anyway, how are you guys doing?

Steven Skolsky: Hey Mike, how are you today?

Mike King: Good thanks. Thanks for taking the question. I was wondering if you might speak to, what is your estimate of the number of patients that would be eligible with respect to the ptient population described by the update in the HSS guidelines? And what would you think your current penetration of that population is now?

Steven Skolsky: Mike, we've alluded to parts of this question in past calls. And one of the difficulties is being able to track individual patients since we've moved into a multi tiered distribution system away from a single distributor. But to get to the heart of your question in terms of the overall patient pool, if you'd look at patients that are currently taking anti-retroviral therapy that's around 400,000 patients.

When you move down through various lines of treatment, you have approximately 120,000 patients who are considered third, fourth, and fifth line patients. And as you move further down that patient waterfall depending on whether you classified them by immune status or their willingness to switch in a 12 month period of time, you have approximately 45 to 50,000 patients who would be eligible for therapy.

And that's the pool that we're really playing in. As far as the actual penetration rate, we can't provide any more data than that currently because of this inability to track patients. I think the third part of your question is an important one as well. And that is how will we see this kind of impact from the DHSS guidelines impact our overall penetration rates?

Again something difficult to answer but from a top level standpoint, certainly it's going to benefit. Because as you have see, anecdotal reports of the impact that FUZEON has in treatment regiments that now progressing into full blown clinical practice and demonstration of data to support the use of FUZEON. It has evolved now into now the establishment of formal guidelines.

And clearly what happens when the formal guidelines are out, it moves beyond the key opinion leaders and the highest prescribers out into the average treaters in the community.

Mike King: Okay well I appreciate the color. And if I may just one follow up which is with regard to the Biojector. Over what period of time do you think you'd be able to complete conversion of patients who are currently on the needle, you know, the injectable version? And I'm just wondering in your own sort of modeling assumptions, how -- what kind of effect do you see on persistence with the Biojector?

Steven Skolsky: Yes Mike one clarification because we're really going after several different cohorts of patients. The advantage of something like a needle free system addresses really three different patient needs. The first is that cohort of patients who are fearful of needles. The second cohort of patients is those who have been suffering from injection site reactions. And the other is those that wouldn't consider use of it or are considering going off of therapy. So I think that the use of a Biojector type system could lend some appeal to each of those patient populations.

Mike King: Thank you very much.

Operator: Your next question comes from the line of Meg Malloy with Goldman Sachs.

Meg Malloy: Thank you. Just a quick question on the financials first. You've sustained I guess two profitable quarters from the joint venture. If one we're to assume similar sales levels or slightly higher sales levels in the fourth quarter, would you expect profitability to be sustained? Another way to ask that is, you know, are there any true ups in terms of expense outlays that might occur for the rest of the year? And then maybe I'll come back with a follow up question.

Steven Skolsky: I think that at a top level without being able to be predictable for any extraordinarily items, we certainly don't see any on the horizon whatsoever. But sustaining continued growth and management within our guidance of our expense base, we -- you certainly could see a continued growth in profitability in the continuing quarters.

Meg Malloy: Okay. And just a follow up financial, are the trends in R&D and SG&A that we see in the third quarter, should they be carried over to the fourth quarter? Or do you see any changes there?

Steven Skolsky: Well typically what we see in the fourth quarter is actually a decrease in our expenses both in terms of G&A and R&D. And I think on a collective basis again we stand by the guidance in terms of our total net loss.

Meg Malloy: Okay. Why would the expenses go down in the fourth quarter?

Steven Skolsky: It depends. Typically because we have a shortened period of time and now we have two years of history. And we've seen that pattern play out over the course of the past two years.

Meg Malloy: Okay thanks. And if I may just follow up on Mike's question in terms of the Biojector. Could you walk us through what happens in terms of distributors and access to a needle free delivery formulation?

Steven Skolsky: Could you repeat the question please, Meg?

Meg Malloy: Yes I was wondering, could you walk us through how things work in terms of distributors in the needle free injector systems?

Steven Skolsky: Meg that would be highly dependent on the ultimate process that we rely on in terms of gaining distribution and ultimate access of the device for patients. And that's something we're exploring right now. You know, we're expecting some action from the FDA by the 17th of November.

And we would envision that there be a system in place probably by mid next year in terms of access. And there are several options going through clinicians directly, through the pharmacy, and through other specialty distributors. And that's something we will be hearing more about in quarters to come.

Meg Malloy: Okay thanks very much.

Operator: Your next question comes from the line of Sharon Seiler with Punk Zielgel and Company.

Sharon Seiler: Good afternoon. I had a couple of questions. One there had been some discussion earlier about a longer term study of the Biojector and I was wondering -- I see there's study that is posted on the clinical trials web site. I was wondering, you know, can you tell us, is that the trial that you had been talking about? Or are there others ongoing, first question?

The second question is with respect to the follow on compound. Can you give us some sense of what formulation technologies you're looking at and what your goals are in terms of identifying the final clinical candidate for this program?

Steven Skolsky: Sure first in regards to the IIIB/4 studies, the sNDA again was based upon a bio-equivalent study and when we embarked on here now with what we refer to as the WAND trial or a With a Needle Free Device is an evaluation in 40 patients over a one month period of time crossing over between needle use and the needle free injector.

And that'll give us a much better handle not just on in terms of a short term clinical impact but also it's impact on safety in terms of injection site reactions. So that WAND study that we referred to in the past. The second study that's relevant to the Biojector is what we referred to as the BOSS study, that the Biojector Observational Safety Study. And that's an opportunity to provide open label access to patients in advance of the full availability during the launch, which could expand usage in that trial alone to upwards of 350 patients.

The second question in regards to next generation fusion inhibitors and formulations, well some of that is proprietary. We've explored a range of formulation possibilities both with our partner at Roche as well as with some external partners and also with our internal pharmaceutical development group. And we're seeing some great results in some of our animal studies in terms of the ability to prolong the duration effect on top of molecules that really have some enhanced PK qualities that lend themselves to these formulations. And again the details of those formulations we'll be able to reveal more after we have a clinical candidate announced.

Sharon Seiler: And do you have some sense of the timeframe for when you might identify that clinical candidate?

Steven Skolsky: Yes previously we've highlighted towards the end of this year into the beginning of next year as a probable timeframe.

Sharon Seiler: Okay. Thank you.

Operator: Your next question comes from the line of Obed Cepda with First Albany Capital.

Obed Cepda: Hello how are you? I have a few questions as well. First I was wondering, what was the number of FUZEON kits sold for the quarter?

Steven Skolsky: I can give you that figure in just one second. Kits sold in the quarter was 18,469.

Obed Cepda: Okay thank you. And I have another question. What's been the effect on sales of FUZEON being used in the CCR5 clinical trials there that are ongoing?

Steven Skolsky: Yes Obed, it's -- what I'm alluding to during the course of my scripted comments is the fact that we're getting a number of reports that there's significant amount of usage of FUZEON in the optimized background regimens of the R5 trials as they come online.

Obed Cepda: Okay.

Steven Skolsky: Now today we know that Pfizer's product certainly is in full swing with Phase II/Phase III development.

Obed Cepda: Okay.

Steven Skolsky: Schering's is going to be coming online very soon. And since the last call unfortunately one of the entrants into that class had a little bit of a set back with the GSK compound putting their trial on hold.

Obed Cepda: Okay thank you very much.

Operator: Once again if you would like to ask a question, please press star followed by the number one on your telephone keypad. Your next question comes from the line of Rachel McMinn with Piper Jaffray.

Rachel McMinn: Hi thanks very much. Just curious, it seems like there was just a little bit of a disconnect, a very minor on the sales growth versus the prescription growth in the quarter. Was there any -- do you know if there was any stocking ahead of the price increase?

Steven Skolsky: No there was not.

Rachel McMinn: Okay.

Steven Skolsky: In fact we're actually quite pleased with the stabilization of our inventory levels right around two to three weeks.

Rachel McMinn: Okay, okay that's helpful. And then just quickly on the ex-US side was curious last time you had mentioned, you know, you had seen double digit growth in France, Spain, and Italy. And when we back out the Brazil, we're seeing it down 4% sequential decline in ex-US. Is there anything outside of seasonality? It is something that you expect will kind of bounce back in the fourth quarter?

Steven Skolsky: Yes I think this is worth exploring further. Because I tried to actually be rather emphatic about this point during the course of our last call and around a couple of things. One was the aberration resulting from a large purchase in Brazil which certainly was going to effect subsequent quarter sales although there was some interpretation that that was going to lead to organic growth at those levels in subsequent quarters which I don't think was based upon the right assumptions.

So we've seen now the wash out effect of that because of a similar purchase was not made in this quarter. The other point I made was around seasonality which is not only predictable to some degree. We've seen it in years past. If you take the top three markets in Europe that I alluded to in my last comment, those three markets represent probably 40% of the overall rest of world sales.

And during the summer months of July we saw a collective aggregate decline in sales of around 30%. And this year in August we saw a decline of 30 to 40% in both Spain and Italy. So clearly there's a seasonal pattern.

We see it with other drugs. We certainly see it with HIV drugs and clearly August being a prolonged period of vacations in Europe. So I think for those reasons it was a fairly predictable response. So quarter on quarter roughly flat to slightly off.

Rachel McMinn: Okay. All right that's helpful. And then just curious on the JV profit looks like you had sales growth of almost 13% but the profit grew by more than 70%. So can you talk at all a little bit about, is it improvements in margins or selling and marketing expenses or both?

Steven Skolsky: It's actually a combination of a range of things. From a standpoint of our overall expenses, our share of marketing expenses, as well as some slight improvements in margins that have contributed to the disproportionate growth figures.

Rachel McMinn: And can you just talk in the big picture where you expect these levels can actually go to? It looks like sequentially here your marketing expenses have been declining pretty substantially quarter over quarter. Can -- do you have a sense of where they might eventually bottom out at?

Steven Skolsky: Now we've given guidance previously of around $18 to $23 million. And we stand by that guidance. So on an aggregate yearly basis we don't see it declining even though you might see a saw-tooth through the course of the year. We maintain our commitment to maintain full support for this product particularly as it's going through a growth phase. The other thing I'd add in in regards to the disproportionate profitability from quarter to quarter is around fluctuations in our gross to net.

Rachel McMinn: Okay so you don't actually expect to go lower even next year or the year after? It's not a goal at Trimeris and Roche to actually continue to cut expenses.

Steven Skolsky: Absolutely not.

Rachel McMinn: Okay. All right thanks very much.

Operator: Once again ladies and gentlemen, if you would like to ask a question, press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. We do have a follow up question from Obed Cepda with First Albany Capital.

Obed Cepda: Hello Steve, how are you?

Steven Skolsky: Good Obed.

Obed Cepda: I know you mentioned -- you touched upon this earlier. I was wondering if you can give us any more info on how the TMC-114 expanded access program is affecting sales and our usage or FUZEON? And I realize you guys may not have compiled any quantitative information. But if you do, could you give us any more color on that?

Steven Skolsky: Obed, it's very difficult. Because Monday was the actual targeted date of the availability. In fact this week I checked their web site and it does mention that their open access program is now available to clinicians to enroll patients but it doesn't give any more information in regards to a specific date. They've made no specific press release. So with that having just getting into gear, we absolutely have no data whatsoever in terms of the co-administration of the products.

But I would add again on tipranivir because in lieu of TMC-114, we're really getting up to full speed. If you take a look at the scripts of Aptivus they continue to be at reasonably high levels close to 380-400 total scripts per week and close to 175-180 new scripts per week. And there's no doubt that there is a large majority of patients that are getting co-prescribed FUZEON along with Aptivus.

Obed Cepda: Okay that's very helpful actually. Thank you so much.

Operator: We do have a follow up question from Meg Malloy with Goldman Sachs.

Meg Malloy: Thanks very much. Just going back to the expense side, when you talk about $18 to $23 million, is that all in -- and I presume that's actually your share of the total joint venture costs. And then I'm wondering what about development activities for FUZEON where does that get factored in?

Steven Skolsky: Meg, what one and then I'll ask for a clarification from you. Yes in fact it is half, roughly half of a total expense so&

Meg Malloy: And that's all in SG&A right?

Steven Skolsky: Yes and it's -- that's within the collaboration in terms of marketing. So there's no doubt that there's substantial sales and marketing promotion. And to follow on the heels of that question plus the one that came earlier on are we still committing to this? There's no doubt.

Substantial marketing support going into this product, I think not only in terms of just gross numbers but in terms of how we're targeting it and focusing that spend we think are being the greatest levers to continue growth. The other thing is we still have the utility of a great promotional sales force at Roche. We have not diminished the size of that sales force to any appreciable degree. So there's clearly momentum and support coming from both sales and marketing promotion.

Meg Malloy: And the R&D component?

Steven Skolsky: If you're referring to clinical expense?

Meg Malloy: Yes.

Steven Skolsky: And clinical development that would be within our R&D total budget.

Meg Malloy: Your separate R&D total budget.

Steven Skolsky: And shared with Roche as well.

Meg Malloy: Okay. And then in terms of targets for next year, obviously, you know, you're committed to keeping the sales support. But can you talk about any sort of percent of sales that you might be targeting in terms of overall SG&A expense?

Steven Skolsky: I won't give a specific target because quite honestly we're now smack dab in the middle of budget administration and getting agreement with our partner at Roche as to what would be the optimal level of spend for next year against what we think are reasonable targets in terms of overall sales.

Meg Malloy: Okay. All right thanks very much.

Operator: Your next question comes from the line of Rachel McMinn with Piper Jaffray.

Rachel McMinn: Yes just a quick follow up question. I'm curious if you know when patients are in clinical trials and then also using FUZEON, are they -- are you shipping or is Roche shipping FUZEON directly to the CRO's? Or is it going to the IMS channel? Are they actually getting prescriptions for the&

Steven Skolsky: Two answers to that question. If it's a clinical trial done under our auspices. We are providing the drug to the patients. If it is done by an alternative sponsor, let's say it's Pfizer and it's CCR5, those are actually customers who have been prescribed the product outside of supplies provided by Pfizer. So they are in fact registered through IMS channels or regular sales channels.

Rachel McMinn: Okay that's very helpful. Thanks.

Operator: We have a follow up question from Sharon Seiler with Punk Zielgel and Company.

Sharon Seiler: Can you just give us a sense of what are the gating factors in terms of rolling out the Biojector system?

Steven Skolsky: Yes Sharon a couple of things. Because again I touched on this in one of the earlier questions. But number one, we want to make sure that we have a go ahead which we're hopeful for in November. And we also want to make sure that there is adequate preparation put into place to ensure two things really.

One is access to the patients that need it most. And that's really what I was referring to in those cohorts. If you really are needle phobic or in fear of going off therapy, that's where we think that this is going to have the best benefit as opposed to patients who are just transitioning for whatever other reason.

I think the other key element that is needed to go along with a launch is to make sure that there is appropriate and prudent use of the product which requires adequate and comprehensive training. So that's what we're looking at now is what process needs to be put into place to meet both of those needs. And you can imagine, fairly complex, everything from packaging, distribution, pricing, a fairly complex overall picture in terms of meeting those two needs that I just outlined.

Sharon Seiler: Okay thank you.

Operator: At this time, Mr. Skolsky, there are no further questions.

Steven Skolsky: Well I'd just like to summarize if I could in terms of not just my scripted comments but just the overall performance during the quarter. We achieved strong double digit revenue growth in North America both year on year and quarter over quarter.

Not only did we see this reflected in unit and dollars but in prescriptions which were written at record setting levels through the quarter and I think particularly noteworthy was the strength of demand during the summer which was really a slow period to start with. FUZEON in combination with newly approved agents and those under investigation is helping establish a new standard of care in AIDS patients, a standard that seeks to achieve non-detectable levels of the virus. We are making it easier to use FUZEON by increasing nursing support and by improving our delivery systems.

These efforts are contributing to both initial market acceptance and continuing retention of patients. And as we've seen opportunities emerge, we've invested in R&D to expand studies and to continue to develop next generation fusion inhibitor, which is now in progress. And likewise we continue to pursue business development opportunities, which will help to expand our pipeline and further grow our business. Thank you for joining the call.

Operator: Ladies and gentlemen, this concludes the Trimeris Third Quarter 2005 Earnings Conference Call. You may now disconnect.

END